Exhibit 18

Aquila, Inc.
20 West Ninth Street
Kansas City, MO 64105

May 10, 2002

Re:
Form 10-Q Report for the quarter ended March 31, 2002.

This letter is written to meet the requirements of Regulation S-K calling for a letter from a registrant's independent accountants whenever there has been a change in accounting principle or practice.

We have been informed that, as of January 1, 2002, the Company changed from the lower of cost or market method of accounting for gas storage inventory for their Merchant Services subsidiary to the fair value method. According to the management of the Company, this change was made to better facilitate the matching of inventory value to the related revenues from future contract commitments that are also carried at fair value.

A complete coordinated set of financial and reporting standards for determining the preferability of accounting principles among acceptable alternative principles has not been established by the accounting profession. Thus, we cannot make an objective determination of whether the change in accounting described in the preceding paragraph is to a preferable method. However, we have reviewed the pertinent factors, including those related to financial reporting, in this particular case on a subjective basis, and our opinion stated below is based on our determination made in this manner.

We are of the opinion that the Company's change in method of accounting is to an acceptable alternative method of accounting, which, based upon the reasons stated for the change and our discussions with you, is also preferable under the circumstances in this particular case. In arriving at this opinion, we have relied on the business judgment and business planning of your management.

We have not audited the application of this change to the financial statements of any period subsequent to December 31, 2001. Further, we have not examined and do not express any opinion with respect to your financial statements for the 3 months ended March 31, 2002.

Very truly yours,

/s/ Arthur Andersen LLP

Arthur Andersen LLP